Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Record Fourth Quarter Sales of $213.1 Million and Net Earnings of $24.9 Million, GAAP EPS of $0.76 and Adjusted EPS of $0.85

New Hampton, NY, February 18, 2022 - Balchem Corporation (NASDAQ: BCPC) reported today fourth quarter net earnings of $24.9 million for 2021, compared to net earnings of $22.2 million for the fourth quarter 2020. Fourth quarter adjusted net earnings(a) were $27.8 million, compared to $26.9 million in the prior year quarter. Record fourth quarter adjusted EBITDA(a) was $45.6 million, compared to $43.6 million in the prior year quarter. Balchem Corporation also reported for the full year 2021 net earnings of $96.1 million, compared to net earnings of $84.6 million for 2020. Full year adjusted net earnings were $116.6 million, compared to $107.8 million in the prior year, and full year adjusted EBITDA was $189.8 million, compared to $174.2 million in the prior year.

Fourth Quarter 2021 Financial Highlights:
•Record net sales of $213.1 million, increased $32.4 million, or 17.9%, compared to the prior year quarter with quarterly sales growth in all three segments; Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Record fourth quarter adjusted EBITDA was $45.6 million, an increase of $2.1 million, or 4.7%, from the prior year.
•GAAP net earnings were $24.9 million, an increase of $2.8 million, or 12.6% from the prior year. These net earnings resulted in GAAP earnings per share of $0.76.
•Adjusted net earnings of $27.8 million increased $1.0 million or 3.5% from the prior year, resulting in adjusted earnings per share(a) of $0.85.
•The effective tax rate of 24.7% was 375 basis points higher than the prior year tax rate of 21.0%.
•Cash flows from operations were $44.5 million for the fourth quarter 2021, with quarterly free cash flow(a) of $30.5 million.

Full Year 2021 Financial Highlights:
•Record full year net sales of $799.0 million, increased $95.4 million, or 13.6%, compared to the prior year's full year net sales with record sales achieved in all three segments; Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Record adjusted EBITDA was $189.8 million, an increase of $15.6 million, or 8.9%, from the prior year.
•Record GAAP net earnings were $96.1 million, an increase of $11.5 million, or 13.6% from the prior year. These net earnings resulted in record GAAP earnings per share of $2.94.
•Record adjusted net earnings of $116.6 million increased $8.8 million or 8.2% from the prior year, resulting in adjusted earnings per share of $3.57.
•The effective tax rate of 23.3% was 278 basis points higher than the prior year tax rate of 20.5%.
•Cash flows from operations were $160.5 million for 2021, an increase of $10.0 million from prior year, with full year free cash flow of $124.4 million for 2021 compared to $117.7 million in 2020.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Recent Highlights:
•In December 2021, Cornell University researchers published a paper in the FASEB Journal, confirming the critical role choline plays in infant cognitive development. This groundbreaking new research shows that pregnant women who took more than twice the recommended dose of choline during pregnancy had children that demonstrated significant cognitive benefits which were sustained through early childhood. This study was a follow up to the original Cornell findings published in 2018 that established that higher doses of choline during pregnancy led to improved cognitive performance in infant offspring. This new paper now highlights that cognitive improvements were both significant and enduring in those same children at the age of seven. VitaCholine® from Balchem was the choline source used in the study at Cornell University.
•Balchem was named one of America’s Most Responsible Companies by Newsweek magazine for the second consecutive year. This prestigious list, compiled by Newsweek in partnership with Statista Inc., recognizes the most responsible companies in the U.S. across a variety of industries, and is based on publicly available environmental, social and governance (ESG) data. We are very proud of our ESG accomplishments to date and are pleased with the recognition by Newsweek.
•We have completed our project to consolidate seven enterprise resource planning (ERP) systems into one: Microsoft Dynamics 365, with the final go-live successfully executed in the fourth quarter of 2021. We are extremely pleased with the completion of this project that was delivered on budget and on time, and believe that being on one single ERP system will facilitate efficient organic and inorganic growth going forward for our company.
•On December 16, 2021, we declared a $20.9 million dividend on common stock of $0.64 per share, a 10.3% increase over the prior year cash dividend, representing the twelfth consecutive year of double-digit dividend growth.
•Strong cash flows enabled the company to make net repayments of its revolving debt for the full year 2021 of $55.0 million, lowering net debt to $5.3 million as of December 31, 2021, with an overall leverage ratio on a net debt basis of 0.03.

Ted Harris, Chairman, CEO, and President of Balchem said, “The Balchem team delivered an excellent fourth quarter performance, setting new records for sales and adjusted EBITDA, while delivering solid sales growth in all three reporting segments and consolidated organic volume growth of almost 8%. We also delivered strong cash flows, showing consistency in translating our profits into cash.”

Mr. Harris added, “We continue to see healthy overall demand for our product offerings. At the same time, we are still operating in a very challenging macro-economic environment with global supply chain disruptions, significant input cost inflation, as well as a tight labor market. In response to the significant inflationary pressures we have faced, our teams have been actively implementing alternate sourcing strategies, while also raising prices, and we believe that margins should recover over the coming quarters as inflationary pressures ease. I am extremely proud of how the company has responded to these challenges and proven its resilience and ability to execute in this environment. Heading into 2022, I believe we are well positioned within the markets we serve, and I look forward to another growth year for the company.”

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Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended December 31, 2021 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$213,133	$180,713	$799,023	$703,644
Gross margin	64,066	56,818	243,174	223,897
Operating expenses	30,245	27,894	115,672	112,750
Earnings from operations	33,821	28,924	127,502	111,147
Other expense	675	877	2,269	4,730
Earnings before income tax expense	33,146	28,047	125,233	106,417
Income tax expense	8,197	5,885	29,129	21,794
Net earnings	$24,949	$22,162	$96,104	$84,623

Diluted net earnings per common share	$0.76	$0.68	$2.94	$2.60

Adjusted EBITDA(a)	$45,627	$43,564	$189,840	$174,247
Adjusted net earnings(a)	$27,805	$26,854	$116,624	$107,781
Adjusted diluted net earnings per common share(a)	$0.85	$0.83	$3.57	$3.32

Shares used in the calculations of diluted and adjusted net earnings per common share	32,719	32,532	32,672	32,503

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Financial Results for the Fourth Quarter of 2021:
The Human Nutrition & Health segment generated record fourth quarter sales of $115.5 million, an increase of $11.7 million or 11.3% compared to the prior year quarter. The increase was primarily driven by strong sales growth of chelated minerals and higher sales within food and beverage markets. Record fourth quarter earnings from operations for this segment of $17.5 million increased $1.3 million or 7.7% compared to $16.3 million in the prior year quarter, primarily due to the aforementioned higher sales, higher average selling prices, and an insurance reimbursement related to a flash flood event that occurred during the second quarter of 2021, partially offset by higher manufacturing input costs and distribution costs and increased operating expenses resulting from the impairment of convertible notes receivable. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations(a) for this segment were $21.2 million, compared to $21.1 million in the prior year quarter.
The Animal Nutrition & Health segment generated record quarterly sales of $65.0 million, an increase of $14.1 million or 27.7% compared to the prior year quarter. The increase was the result of higher sales in both the monogastric and ruminant species markets. Record fourth quarter earnings from operations for this segment of $10.1 million increased $1.6 million or 19.1% compared to $8.5 million in the prior year quarter, due to the aforementioned higher sales, higher average selling prices, and an insurance reimbursement related to a flash flood event that occurred during the second quarter of 2021, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $8.6 million, compared to $8.7 million in the prior year quarter.
The Specialty Products segment generated record fourth quarter sales of $27.4 million, an increase of $3.0 million or 12.3% compared to the prior year quarter, due to higher sales of products for the medical device sterilization market, partially offset by lower sales into the plant nutrition market. Record fourth quarter earnings from operations for this segment were $6.6 million, versus $5.5 million in the prior year comparable quarter, an increase of $1.2 million or 21.8%, primarily due to the aforementioned higher sales and an insurance reimbursement related to a flash flood event that occurred during the second quarter of 2021, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $7.6 million, compared to $7.0 million in the prior year quarter.
Record consolidated gross margin for the quarter ended December 31, 2021 of $64.1 million increased by $7.2 million or 12.8%, compared to $56.8 million for the prior year comparable period. Gross margin as a percentage of sales was 30.1% as compared to 31.4% in the prior year period, a decrease of 138 basis points, primarily due to a significant increase in certain manufacturing input costs and distribution costs, partially offset by higher average selling prices and an insurance reimbursement related to a flash flood event that occurred during the second quarter of 2021.
Operating expenses of $30.2 million for the quarter increased $2.4 million from the prior year comparable quarter, primarily due to an impairment of convertible notes receivable, along with certain higher compensation related costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $5.9 million, operating expenses were $24.3 million, or 11.4% of sales.
Interest expense was $0.6 million in the fourth quarter of 2021. Our effective tax rates for the three months ended December 31, 2021 and 2020 were 24.7% and 21.0%, respectively. The increase in the effective tax rate from the prior year was mainly attributable to a reduction in certain tax credits and lower tax benefits from stock-based compensation.
For the quarter ended December 31, 2021, cash flows provided by operating activities were $44.5 million and free cash flow was $30.5 million. The $178.4 million of net working capital on December 31, 2021 included a cash balance of $103.2 million, which reflects capital expenditures and intangible assets acquired of $15.1 million and common stock repurchases of $16.5 million.

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Balchem Corporation (NASDAQ:BCPC)

Ted Harris, Chairman, President, and CEO of Balchem said, “The fourth quarter completed another very strong year for Balchem with record sales, adjusted EBITDA, and cash flows. 2021 brought on unique challenges to our company, our employees, our suppliers, and our customers and I am extremely pleased with how Balchem has responded to these challenges. I would like to thank each and every one of our over 1,300 employees for their contributions to these record results.”

Mr. Harris went on to add, “In addition to the strong financial results, the Balchem team continued to advance our strategic initiatives in 2021 and further strengthened our positions in the markets we serve. I look forward to 2022 and what we can achieve together as a team.”
Quarterly Conference Call
A quarterly conference call will be held on Friday, February 18, 2022, at 11:00 AM Eastern Time (ET) to review fourth quarter 2021 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, March 4, 2022. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13726833.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Danielle Polanco, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
(Dollars in thousands)

Business Segment Net Sales:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Human Nutrition & Health	$115,546	$103,805	$442,733	$400,330
Animal Nutrition & Health	64,955	50,852	226,776	192,191
Specialty Products	27,375	24,373	117,020	103,566
Other and Unallocated (b)	5,257	1,683	12,494	7,557
Total	$213,133	$180,713	$799,023	$703,644

Business Segment Earnings Before Income Taxes:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Human Nutrition & Health	$17,519	$16,266	$76,031	$61,397
Animal Nutrition & Health	10,120	8,494	26,179	29,979
Specialty Products	6,647	5,459	30,020	26,801
Other and Unallocated (b)	(465)	(1,295)	(4,728)	(7,030)
Interest and other expense	(675)	(877)	(2,269)	(4,730)
Total	$33,146	$28,047	$125,233	$106,417

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $259 and $1,264 for the three and twelve months ended December 31, 2021, respectively, and $231 and $2,410 for the three and twelve months ended December 31, 2020, respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $698 and $2,510 for the three and twelve months ended December 31, 2021, respectively, and $401 and $1,606 for the three and twelve months ended December 31, 2020, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	December 31, 2021	December 31, 2020

Cash and Cash Equivalents	$103,239	$84,571
Accounts Receivable, net	117,408	98,214
Inventories, net	91,058	70,620
Other Current Assets	10,527	13,483
Total Current Assets	322,232	266,888

Property, Plant & Equipment, net	237,517	228,096
Goodwill	523,949	529,463
Intangible Assets with Finite Lives, net	94,665	121,660
Right of Use Assets	9,288	8,410
Other Assets	11,674	11,326
Total Assets	$1,199,325	$1,165,843

Current Liabilities	$143,802	$94,428
Revolving Loan	108,569	163,569
Deferred Income Taxes	46,455	51,359
Derivative Liabilities	2,658	11,658
Long-Term Obligations	20,826	16,596
Total Liabilities	322,310	337,610

Stockholders' Equity	877,015	828,233

Total Liabilities and Stockholders' Equity	$1,199,325	$1,165,843

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$96,104	$84,623
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	48,879	51,281
Stock compensation expense	10,802	8,303
Other adjustments	(6,201)	(2,246)
Changes in assets and liabilities	10,930	8,533
Net cash provided by operating activities	160,514	150,494

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(37,449)	(33,828)
Proceeds from insurance and sale of assets	2,149	87
Purchase of convertible notes	—	(850)
Net cash used in investing activities	(35,300)	(34,591)

Cash flows from financing activities:
Proceeds from revolving loan	5,000	10,000
Principal payments on long-term and revolving debt	(60,000)	(95,000)
Principal payments on finance lease	(159)	(151)
Proceeds from stock options exercised	6,943	14,155
Dividends paid	(18,723)	(16,705)
Repurchases of common stock	(35,239)	(13,463)
Net cash used in financing activities	(102,178)	(101,164)

Effect of exchange rate changes on cash	(4,368)	4,160

Increase in cash and cash equivalents	18,668	18,899

Cash and cash equivalents, beginning of period	84,571	65,672
Cash and cash equivalents, end of period	$103,239	$84,571

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the adjustment of fair valuation for acquired inventory, impairment charges, and an insurance reimbursement (net of expense) related to a flash flood event. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of adjusted gross margin
GAAP gross margin	$64,066	$56,818	$243,174	$223,897
Insurance reimbursement (net of expense) related to a flash flood event (1)	(4,308)	—	—	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	332	780	1,496	3,127
Adjusted gross margin	$60,090	$57,598	$244,670	$227,232

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$33,821	$28,924	$127,502	$111,147
Insurance reimbursement (net of expense) related to a flash flood event (1)	(4,308)	—	—	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	6,277	6,982	25,302	28,008
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	259	231	1,264	2,410
Impairment charges (5)	1,675	—	1,675	1,228
Adjusted earnings from operations	$37,724	$36,137	$155,743	$143,001

Reconciliation of adjusted net earnings
GAAP net earnings	$24,949	$22,162	$96,104	$84,623
Insurance reimbursement (net of expense) related to a flash flood event (1)	(4,308)	—	—	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	6,347	7,053	25,584	28,291
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	259	231	1,264	2,410
Impairment charges (5)	1,675	—	1,675	1,228
Income tax adjustment (6)	(1,117)	(2,592)	(8,003)	(8,979)
Adjusted net earnings	$27,805	$26,854	$116,624	$107,781

Adjusted net earnings per common share - diluted	$0.85	$0.83	$3.57	$3.32

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020.

Table 2
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income - as reported	$24,949	$22,162	$96,104	$84,623
Add back:
Provision for income taxes	8,197	5,885	29,129	21,794
Other expense	675	877	2,269	4,730
Depreciation and amortization	12,187	12,861	48,597	50,998
EBITDA	46,008	41,785	176,099	162,145
Add back certain items:
Non-cash compensation expense related to equity awards	1,993	1,548	10,802	8,256
Insurance reimbursement (net of expense) related to a flash flood event (1)	(4,308)	—	—	—
Inventory valuation adjustment (2)	—	—	—	208
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	259	231	1,264	2,410
Impairment charges (5)	1,675	—	1,675	1,228
Adjusted EBITDA	$45,627	$43,564	$189,840	$174,247

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and twelve months ended December 31, 2021 and 2020.

Table 3
(unaudited)

	Three Months Ended December 31,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$8,197	24.7%	$5,885	21.0%
Impact of ASU 2016-09(7)	84		259
Adjusted Income Tax Expense	$8,281	25.0%	$6,144	21.9%

	Year Ended December 31,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$29,129	23.3%	$21,794	20.5%
Impact of ASU 2016-09(7)	1,115		1,278
Adjusted Income Tax Expense	$30,244	24.2%	$23,072	21.7%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2021 and 2020.

Table 4
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$44,491	$47,954	$160,514	$150,494
Capital expenditures, capitalized ERP implementation costs, and an insurance reimbursement	(13,964)	(12,962)	(36,070)	(32,805)
Free cash flow	$30,527	$34,992	$124,444	$117,689

(1) Insurance reimbursement (net of expense) related to a flash flood event: The insurance reimbursement and expenses related to a flash flood event at our Verona, Missouri manufacturing site are included in operating income in our GAAP financial statements. The expenses related to the flash flood event were occurred during the second quarter of 2021 and were fully recovered by the insurance reimbursement during the fourth quarter of 2021. We believe that excluding these amounts from our non-GAAP financial measures is useful to investors because such items are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Impairment charges: An asset impairment charge in 2021 was related to convertible notes receivable and a goodwill impairment charge in 2020 was related to business formerly included in the Industrial Products segment. Both impairment charges are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these items are inconsistent in amounts and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and twelve months ended December 31, 2021 and 2020, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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